Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Fresh2 Group Ltd. on Form S-8 of our report dated May 16, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Fresh2 Group Ltd. as of and for the year ended December 31, 2022, appearing in the Annual Report on Form 20-F of Fresh2 Group Ltd. for the year ended December 31, 2022.

/s/ Marcum Asia CPAs llp

Marcum Asia CPAs llp

New York, New York

September 29, 2023

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com